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                                                                     Exhibit 5.1


BAKER BOTTS L.L.P.                               ONE SHELL PLAZA      AUSTIN
                                                 910 LOUISIANA        BAKU
                                                 HOUSTON, TEXAS       DALLAS
                                                 77002-4995           HOUSTON
                                                 713.229.1234         LONDON
                                                 FAX 713.229.1522     MOSCOW
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON


                                                               September 8, 2004

TODCO
2000 W. Sam Houston Parkway South
Suite 800
Houston, Texas 77042


Ladies and Gentlemen:

         As set forth in a Registration Statement on Form S-1, Registration No. 333-117888 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") by TODCO, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to 13,250,000 shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share ("Common Stock"), together with 1,987,500 additional shares of Common Stock (the "Additional Shares") subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us.

         We understand that the Shares are to be sold by Transocean Inc., a company organized under the laws of the Cayman Islands ("Transocean"), and Transocean Holdings Inc., a Delaware corporation, and that any Additional Shares are to be sold by Transocean, pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated under the laws of the State of Delaware.

         2. When offered as described in the Registration Statement, and upon the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.


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BAKER BOTTS L.L.P.                   2                         September 8, 2004


         This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Validity of Class A Common Stock" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.


                                          Very truly yours,


                                          /s/ Baker Botts L.L.P.


JDG/JHM